Exhibit 5.1

[GLOBAL PAYMENTS LETTERHEAD]

July 23, 2019

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Re: Registration Statement on Form S-4 Relating to the Agreement and Plan of Merger, dated as of May 27, 2019, by and between Total System Services, Inc. and Global Payments Inc.

Ladies and Gentlemen:

I am Executive Vice President, General Counsel and Corporate Secretary of Global Payments Inc., a Georgia corporation (the “Corporation”). My opinion has been requested with respect to the Registration Statement on Form S-4 (as amended, the “Registration Statement”) being filed in connection with the 146,451,448 shares of the Corporation’s common stock, without par value (the “Shares”), which are proposed to be issued pursuant to the Agreement and Plan of Merger, dated as of May 27, 2019, by and between Total System Services, Inc. and the Corporation (the “Merger Agreement”). The Corporation is filing the Registration Statement with the Securities and Exchange Commission with respect to the Shares. This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued in accordance with the terms of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and limited to the laws of the State of Georgia and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

/s/ David L. Green
David L. Green
Executive Vice President, General Counsel and Corporate Secretary